Exhibit 99.1

Aqua Metals Announces

Reverse Stock Split

Common Stock Will Begin Trading on a Split-Adjusted Basis on November 5, 2024

RENO, Nevada, November 1, 2024 – Aqua Metals, Inc. (NASDAQ: AQMS), a pioneer in sustainable lithium battery recycling, today announced that it intends to effect a reverse stock split of its common stock at a ratio of 1 post-split share for every 20 pre-split shares. The reverse stock split will become effective at 12:01 A.M. Eastern Time, on November 5, 2024. The Company's common stock will continue to be traded on the Nasdaq Capital Market under the symbol “AQMS” and will begin trading on a split-adjusted basis when the market opens on November 5, 2024.

At a special meeting of stockholders held on October 28, 2024, the Company's stockholders granted the Company's Board of Directors the discretion to effect a reverse stock split of the Company's common stock through an amendment to its First Amended and Restated Certificate of Incorporation, as amended, at a ratio of not less than 1-for-2 and not more than 1-for-20, with such ratio to be determined by the Company's Board of Directors.

At the effective time of the reverse stock split, every 20 shares of the Company's issued common stock will be converted automatically into one issued share of common stock without any change in the par value per share. Stockholders holding shares through a brokerage account will have their shares automatically adjusted to reflect the 1-for-20 reverse stock split. It is not necessary for stockholders holding shares of the Company's common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the reverse stock split, although stockholders may do so if they wish.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder's percentage interest in the Company's equity, except to the extent that the reverse stock split would result in a stockholder owning a fractional share. No fractional shares of common stock will be issued in connection with the reverse split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to receive cash (without interest) in lieu of fractional shares, equal to such fraction multiplied by the average of the closing sales prices of the common stock on the Nasdaq Capital Market during regular trading hours for the five consecutive trading days immediately preceding the effective date of the reverse split (with such average closing sales prices being adjusted to give effect to the reverse split).

The reverse stock split will reduce the number of issued shares of the Company's common stock from 137,635,801 shares to approximately 6,881,790 shares. Proportional adjustments will be made to the number of shares of the Company's common stock issuable upon exercise or conversion of the Company’s equity awards and warrants, as well as the applicable exercise price. Stockholders whose shares are held in brokerage accounts should direct any questions concerning the reverse stock split to their broker. All stockholders of record may direct questions to the Company's transfer agent, VStock Transfer, LLC at (212) 828-8436.

SAFE HARBOR

This press release contains forward-looking statements regarding Aqua Metals, Inc. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those risks and uncertainties are those other risks disclosed in the section “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2024 and definitive Proxy Statement filed with the SEC on September 27, 2024. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. Aqua Metals does not undertake, and specifically disclaims, any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.